ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM	Exhibit (11)

October 24, 2017

MassMutual Select Diversified Value Fund

100 Bright Meadow Blvd.

Enfield, CT 06082-1981

Ladies and Gentlemen:

We have acted as counsel to MassMutual Select Funds (the “Trust”) in connection with the Registration Statement of the Trust on Form N-14 (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the proposed combination of MassMutual Select Diversified Value Fund (“Diversified Value Fund”) with MassMutual Select Large Cap Value Fund (“Large Cap Value Fund”), each a series of the Trust, and the issuance of shares of Diversified Value Fund in connection therewith (the “Shares”), all in accordance with the terms of the Agreement and Plan of Reorganization between Diversified Value Fund and Large Cap Value Fund (the “Agreement”).

We have examined the Trust’s Amended and Restated Agreement and Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts (the “Agreement and Declaration of Trust”), as well as the Trust’s Bylaws, as amended, and are familiar with the actions taken by the Trustees in connection with the issuance and sale of the Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

We have assumed, for the purposes of this opinion, that, prior to the date of the issuance of the Shares, the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute a legal, valid, and binding obligation of the Trust, on behalf of the Diversified Value Fund. We have assumed with your permission that a court would give effect to the choice of Massachusetts law in the Agreement and Declaration of Trust and that the internal affairs of the Trust generally would be governed by the laws of The Commonwealth of Massachusetts. We have also assumed that the Large Cap Value Fund has been duly established and is existing as a series of shares of beneficial interest of the Trust and that the number of authorized shares of such Fund is unlimited.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Trust has been formed and is validly existing as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust” under the laws of The Commonwealth of Massachusetts.

2.	When the Shares are issued in accordance with the Agreement and Plan of Reorganization and sold on the terms described in the Registration Statement, such Shares will be validly issued, fully paid, and nonassessable by the Trust.

The foregoing opinions are limited to matters arising under the laws of The Commonwealth of Massachusetts.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate, or undertaking entered into or executed by the Trust or the Trustees. The Agreement and Declaration of Trust provides for indemnification out of the property of the relevant portfolio series for all loss and expense of any shareholder of the portfolio series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the portfolio series itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Ropes & Gray LLP in the statement of additional information constituting a part thereof.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

cc:	Andrew Goldberg, Esq.